Exhibit 16.1

October 30, 2015

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Wins Finance Holdings Inc. under Item 4.01 of its Form 8-K dated October 26, 2015. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Sino Mercury Acquisition Corp. and Wins Finance Holdings Inc. contained therein.

Very truly yours,

/s/ Marcum llp

Marcum llp